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                                                                     Exhibit 11


                           Pannell Kerr Forster, P.C.
                               125 Summer Street
                                Boston, Ma 02110



                        Consent of Independent Auditors


To the Shareholders and the Board of Directors of Pax World Growth Fund, Inc.:

     We consent to the use in Post-Effective Amendment No. 1 to Registration Statement No. 333-23549 of Pax World Growth Fund, Inc. on Form N-1A of our report dated January 16, 1998, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us on the back page of the Prospectus and under the heading "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.


                                   /s/ PANNELL KERR FORSTER P.C.

Boston, Massachusetts
April 27, 1998